EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                        For the Periods Ended December 31
                   (Amounts in thousands except per share data)

                                       Fourth Quarter       For the Year Ended
                                       1997       1996        1997       1996
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Net income........................   $51,723    $42,244     $194,754   $158,359
Dividends on preferred stock......        --         --           --         (5)
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Net income available to common
  shareholders....................   $51,723    $42,244     $194,754   $158,354
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Weighted average shares:
Common shares.....................    85,928     87,860       86,160     88,544
Convertible preferred shares......        --         --           --         20
Stock awards......................        56         39           49         20
Stock options.....................     2,783      1,944        2,668      1,654
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Weighted average diluted common
 shares...........................    88,767     89,843       88,877     90,238
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Basic earnings per share..........   $  0.60    $  0.48     $   2.26   $   1.79
  (net income available to common
  shareholders divided by weighted
  average of common shares)
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Diluted earnings per share........   $  0.58    $  0.47     $   2.19   $   1.75
  (net income divided by weighted
  average diluted common shares)
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Earnings per share and weighted average share amounts have been restated for adoption of SFAS No. 128.